Exhibit 99.2

Orexigen® Therapeutics Prices Public Offering of Common Stock and Warrants to Purchase Common Stock

SAN DIEGO, December 15, 2011 — Orexigen Therapeutics, Inc. (Nasdaq: OREX) today announced that it has priced an underwritten public offering of 5,646,173 units. Each unit consists of one share of common stock and a warrant to purchase ten shares of common stock, at a price to the public of $1.45 per share of common stock and $1.449 per warrant to purchase each share of common stock, which together comprise the purchase price of $15.94 per unit. Net proceeds, after underwriting discounts and commissions and estimated expenses, will be approximately $86.9 million, excluding the proceeds, if any, from the exercise of the warrants issued pursuant to this offering. The underwriter will not have an option to purchase any additional units in this offering. The offering is expected to close on or about December 22, 2011, subject to satisfaction of customary closing conditions. Leerink Swann LLC is acting as sole manager for the offering.

The securities described above are being offered by Orexigen pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained, when available, from Leerink Swann LLC , Attention: Syndicate Department, One Federal Street, 37th Fl., Boston, MA 02110 or by calling Leerink Swann LLC, toll free, at 1-800-808-7525, Ext. 4814.

About Orexigen® Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. Contrave® has completed Phase 3 clinical trials, and the Company’s other product candidate, Empatic™, has completed Phase 2 clinical trials. Further information about the Company can be found at www.orexigen.com.

SOURCE Orexigen Therapeutics, Inc.

Orexigen Contact:	Media Contacts:
Jay Hagan	Denise Powell
Chief Business Officer	WCG
(858) 875-8673	(415) 946-1062